Exhibit 1.1

EXECUTION VERSION

$200,000,000

DUCOMMUN INCORPORATED

9.750% Senior Notes due 2018

PURCHASE AGREEMENT

June 23, 2011

CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse”)

Eleven Madison Avenue

New York, NY 10010-3629

and

UBS SECURITIES LLC

299 Park Avenue

New York, New York 10171

Dear Sirs:

1. Introductory. Ducommun Incorporated, a Delaware corporation (the “Company”), agrees with Credit Suisse Securities (USA) LLC and UBS Securities LLC (the “Purchasers”) subject to the terms and conditions stated herein, to issue and sell to the Purchasers U.S.$200,000,000 principal amount of its 9.750% Senior Notes due 2018 (“Offered Securities”) to be issued under an indenture, dated as of the Closing Date (the “Indenture”), among the Company, the Guarantors (as defined below) and Wilmington Trust FSB, as Trustee. The Offered Securities will be unconditionally guaranteed as to the payment of principal and interest initially by each domestic subsidiary of the Company listed on the signature pages of this Agreement (the “Initial Guarantors” and such guarantees, the “Guarantees”).

The holders of the Offered Securities will be entitled to the benefits of a Registration Rights Agreement dated as of the Closing Date among the Company, the Guarantors and the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company and the Guarantors agree to file a registration statement with the Commission registering the resale of the Offered Securities and the related Guarantees under the Securities Act.

The Securities are being offered and sold by the Company and the Guarantors in connection with the acquisition of LaBarge, Inc. (the “Acquisition”) pursuant to that certain agreement and plan of merger, dated as of April 3, 2011, among LaBarge, Inc. (the “Target”), DLBMS, Inc. and the Company. In connection with the Acquisition (i) the Company will enter into a credit facility (the credit agreement governing the credit facility together with all other documents related to such facility, the “Credit Documents”) with UBS AG, Stamford Branch, as administrative agent and the lenders party thereto, for a new term loan of $190,000,000 and a new revolving credit facility of $60,000,000 (together, the “Credit Facilities”) and (ii) the Company will repay any outstanding indebtedness under the Company’s existing amended and restated credit agreement originally dated as of June 26, 2009 with Bank of America, N.A., as administrative agent and the lenders party thereto, and the Target’s existing amended and restated credit facility, originally dated as of December 22, 2008, by and among LaBarge, Inc., LaBarge Electronics Inc. and LaBarge Acquisition Company, Inc., U.S. Bank National Association as the agent and the lenders party thereto (together, the “Existing Credit Facilities”), each as described in the Pricing Disclosure Package.

Immediately following the Acquisition, additional entities (the “Additional Guarantors” and together with the Initial Guarantors, the “Guarantors”) will be joined as parties to this Agreement pursuant to a joinder agreement, the form of which is attached hereto as Exhibit A (the “Joinder Agreement”).

The Offered Securities will be sold to the Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act, for resale by the Purchasers in compliance with Regulation S under the Securities Act or to qualified institutional buyers as defined in Rule 144A under the Securities Act (“QIBs”) in compliance with Rule 144A.

As of the date of this Agreement each of the Company and each Initial Guarantor hereby agrees, and as of the Closing date, upon consummation of the Acquisition and the execution and delivery of the Joinder Agreement, each of the Company, each Initial Guarantor and each Additional Guarantor hereby agrees, with the Purchasers as follows:

2. Representations and Warranties of the Company and each of the Guarantors. The Company and each Guarantor represents and warrants to, and agrees with, the Purchasers that:

(a) Offering Circulars; Certain Defined Terms. The Company has prepared or will prepare a Preliminary Offering Circular and a Final Offering Circular.

For purposes of this Agreement:

“Applicable Time” means 1:00 pm (New York City time) on the date of this Agreement.

“Closing Date” has the meaning set forth in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Final Offering Circular” means the final offering circular relating to the Offered Securities to be offered by the Purchasers that discloses the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement).

“Free Writing Communication” means a written communication (as such term is defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular.

“General Disclosure Package” means the Preliminary Offering Circular together with any Issuer Free Writing Communication existing at the Applicable Time and the information in which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule A hereto.

“Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the Company’s records.

“Preliminary Offering Circular” means the preliminary offering circular, dated June 20, 2011, relating to the Offered Securities to be offered by the Purchasers.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (“Exchange Rules”).

“Supplemental Marketing Material” means any Issuer Free Writing Communication other than any Issuer Free Writing Communication specified in Schedule A hereto. Supplemental Marketing Materials include, but are not limited to, the electronic Bloomberg roadshow slides and the accompanying audio recording.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.

(b) Disclosure. As of the date of this Agreement, the Final Offering Circular does not, and as of the Closing Date, the Final Offering Circular will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, and as of the Closing Date, neither (i) the General Disclosure Package, nor (ii) any individual Supplemental Marketing Material, when considered together with the General Disclosure Package, included, or will include, any untrue statement of a material fact or omitted, or will omit, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. Except as disclosed in the General Disclosure Package, on the date of this Agreement, the Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports (collectively, the “Exchange Act Reports”) which have been filed by the Company with the Commission or sent to stockholders pursuant to the Exchange Act do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations.

(c) Good Standing of the Company and the Guarantors. Each of the Company and each Guarantor (i) has been duly organized and is existing as a corporation, or limited liability company in good standing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and (ii) is duly qualified to do business as a foreign corporation or limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be in good standing or to be duly qualified, as applicable would not have, individually or in the aggregate, a Material Adverse Effect.

(d) Subsidiaries. Each subsidiary of the Company and the Target (i) has been duly organized and is existing as a corporation or limited liability company in good standing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company (ii) is duly qualified to do business as a foreign corporation or limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be in good standing or to be duly qualified, as applicable would not have, individually or in the aggregate, a Material Adverse Effect; all of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by the Company or each Guarantor, directly or through subsidiaries, is owned free from liens, encumbrances and defects, except pursuant to the Existing Credit Facilities.

(e) Corporate Structure. The entities listed on Schedule B hereto are the only subsidiaries, direct or indirect, of the Company and the Target.

(f) Indenture. The Indenture has been duly authorized; the Offered Securities have been duly authorized; and when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture will have been duly executed and delivered, such Offered Securities will have been duly executed, authenticated, issued and delivered, will conform in all material respects to the information in the General Disclosure Package and will conform in all material respects to the description of such Offered Securities contained in the Final Offering Circular and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits and security provided by the Indenture.

(f) Trust Indenture Act. On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.

(g) No Finder’s Fee. Except as disclosed in the General Disclosure Package or the Final Offering Circular, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or to the knowledge of the Company, any Purchaser for a brokerage commission, finder’s fee or other like payment with respect to the Offered Securities.

(h) Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and the Guarantors; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Registration Rights Agreement will have been duly executed and delivered and will be the valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(i) Exchange Securities. On the Closing Date, the Exchange Securities will have been duly authorized by the Company and the Guarantors; and when the Exchange Securities are issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the Exchange Securities will be entitled to the benefits of the Indenture and will be the valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(j) Guarantee. The Guarantee to be endorsed on the Offered Securities by each Guarantor has been duly authorized by each Guarantor; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date and issued, executed and authenticated in accordance with the terms of the Indenture, the Guarantee of each Guarantor endorsed thereon will have been duly executed and delivered by each such Guarantor, will conform to the description thereof contained in the Final Offering Circular and will constitute valid and legally binding obligations of such Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Guarantee to be endorsed on the Exchange Securities by each Guarantor has been duly authorized by such Guarantor; and, when issued, will have been duly executed and delivered by each such Guarantor and will conform to the description thereof contained in the Final Offering Circular. When the Exchange Securities have been issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the Guarantee of each Guarantor endorsed thereon will constitute valid and legally binding obligations of such Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(k) No Registration Rights. There are no contracts, agreements or understandings between the Company or any Guarantor and any person granting such person the right to require the Company or such Guarantor to file a registration statement under the Securities Act with respect to any securities of the Company or such Guarantor or to require the Company or such Guarantor to include such securities with the Securities and Guarantees registered pursuant to any Registration Statement.

(l) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement, the Indenture, the Joinder Agreement and the Registration Rights Agreement in connection with the offering, issuance and sale of the Offered Securities and the Guarantees by the Company and the Guarantors except for the order of the Commission declaring effective the Exchange Offer Registration Statement or, if required, the Shelf Registration Statement (each as defined in the Registration Rights Agreement).

(m) Title to Property. Except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(n) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture, this Agreement, the Joinder Agreement and the Registration Rights Agreement, and the issuance and sale of the Offered Securities and Guarantees and compliance with the terms and provisions thereof will not (i) result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or (ii) result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Guarantors or any of their respective subsidiaries pursuant to, (A) the charter, by-laws, or other organizational documents, as applicable, of the Company, the Guarantors or any of their respective subsidiaries, (B) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties, or (C) any agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the properties of the Company, the Guarantors or any of their respective subsidiaries is subject, except with respect to clauses (ii)(B) and (ii)(C) for such liens, charges or encumbrances, as applicable that would not have, individually or in the aggregate, a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) (other than any indebtedness to be repaid on the Closing Date as disclosed in the General Disclosure Package) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Guarantors or any of their respective subsidiaries.

(o) Absence of Existing Defaults and Conflicts. None of the Company, the Guarantors or their respective subsidiaries is in violation of its respective charter, by-laws, or other organizational documents or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a material adverse effect on the financial condition, results of operations, business, properties or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole (“Material Adverse Effect”).

(p) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors.

(q) Possession of Licenses and Permits. The Company, the Guarantors and their respective subsidiaries (i) possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except for such Licenses the absence of which would not individually or in the aggregate have a Material Adverse Effect and (ii) have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(r) Absence of Labor Dispute. No labor dispute with the employees of the Company, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Company or the Guarantors, is imminent that could have a Material Adverse Effect.

(s) Possession of Intellectual Property. The Company, the Guarantors and their respective subsidiaries (i) own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, except for such intellectual property rights the absence of which would not individually or in the aggregate have a Material Adverse Effect and (ii) have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(t) Environmental Laws. Except as disclosed in the General Disclosure Package, (a)(i) the Company, the Guarantors and their respective subsidiaries are, and since January 1, 2006, in compliance with, any applicable international, European Union, regional, national, provincial, federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or decision, order or legally enforceable guideline or interpretation of any governmental agency, body or court relating to pollution, to the use, handling, processing, distribution, transportation, treatment, storage, emission, discharge, generation, disposal or release of Hazardous Substances, to the protection or restoration of the environment or natural resources (including drinking water and biota), to health and safety including as such relates to exposure to Hazardous Substances, and to natural resource damages

(collectively, “Environmental Laws”), (ii) neither the Company, the Guarantors nor any of their respective subsidiaries own, occupy, operate or use any real property contaminated with Hazardous Substances, (iii) neither the Company, the Guarantors nor any of their respective subsidiaries is conducting or funding, or otherwise responsible for, any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) neither the Company, the Guarantors nor any of their respective subsidiaries are liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) neither the Company, the Guarantors nor any of their respective subsidiaries is subject to any claim or legal proceeding by any governmental agency, governmental body or person relating to Environmental Laws or Hazardous Substances, and (vi) the Company, the Guarantors and their respective subsidiaries have received and maintained, and are in compliance with all permits, licenses, authorizations, identification numbers or other approvals required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by clauses (i) – (vi) such as would not individually or in the aggregate have a Material Adverse Effect; (b) to the knowledge of the Company and the Guarantors, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would, individually or in the aggregate, have a Material Adverse Effect; (c) to the knowledge of the Company and the Guarantors, there are no pending or proposed Environmental Laws or concerning Hazardous Substances, or liabilities or other obligations under any Environmental Law that would reasonably be expected individually or the in the aggregate to have a Material Adverse Effect or that could reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company, the Guarantors or their respective subsidiaries; (d) there are no proceedings that are pending, or known to be contemplated, against the Company, the Guarantors or any of their respective subsidiaries under Environmental Laws in which a governmental authority is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed; and (e) in the ordinary course of its business, the Company and the Guarantors periodically evaluate the effect, including associated costs and liabilities, of Environmental Laws on the business, properties, results of operations and financial condition of it and its subsidiaries, and, on the basis of such evaluation, the Company and the Guarantors have reasonably concluded that such Environmental Laws will not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (A) petroleum and petroleum by-products or breakdown products, radioactive materials, naturally occurring radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material, waste or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws or which is capable of causing harm or damage to the environment or to the health and safety of person.

(u) Accurate Disclosure. The statements in the General Disclosure Package and the Final Offering Circular under the headings “Material U.S. Federal Income Tax Considerations”, “Description of the Notes” and “Legal Matters” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(v) Absence of Manipulation. None of the Company, the Guarantors or their respective affiliates has, either alone or with one or more other persons, taken any action that is designed, or would be expected, to cause or result in, or that has constituted, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities or to result in a violation of Regulation M under the Exchange Act.

(w) Statistical and Market-Related Data. Any third-party statistical and market-related data included in a Preliminary Offering Circular, a Final Offering Circular, or any Issuer Free Writing Communication are based on or derived from sources that the Company and the Guarantors believe to be reliable and accurate.

(x) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries and their respective Boards of Directors (each, a “Board”) are in compliance with the applicable provisions of Sarbanes-Oxley and all applicable Exchange Rules. The Company and each Guarantor maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function, and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or, upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of each Board in accordance with Exchange Rules. Neither the Company nor any Guarantor has publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days neither the Company nor any Guarantor reasonably expects to publicly disclose or report to its Audit Committee or its Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(y) Target Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, to the knowledge of the Company, the Target and its respective subsidiaries and their respective Boards of Directors (each, a “Target Board”) are in compliance with the applicable provisions of Sarbanes-Oxley and all applicable Exchange Rules. The Target maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function, and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or, upon consummation of the offering of the Offered Securities will be, overseen by the Target Audit Committee (the “Target Audit Committee”) of each Target Board in accordance with Exchange Rules. The Target has not publicly disclosed or reported to the Target Audit Committee or the Target Board, and within the next 90 days the Target does not reasonably expect to publicly disclose or report to the Target Audit Committee or the Target Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, a “Target Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(z) Government Contracts. With respect to all contracts or other agreements that the Company, the Guarantors and each of their respective subsidiaries are currently a party to, with any federal, state or local agency, any other governmental or quasi-governmental entity, or any party that it is, to the knowledge of the Company, doing work on a project financed by or involving any federal, state or local agency, or any other governmental or quasi-governmental entity and all bids, proposals or other offer that Seller or any Subsidiary has submitted that could result in the type of contracts and other agreements described immediately above (the “Government Contracts and Proposals”): (i) the Company, the Guarantors and each of their respective subsidiaries have complied with all terms and conditions of each Government Contract and Proposal, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) the Company, the Guarantors and each of their respective subsidiaries have complied with all requirements of applicable laws, regulations and requirements pertaining to each Government Contract and Proposal; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract and Proposal were complete and correct as of their effective date, the Company, the Guarantors and each of their respective subsidiaries have complied with all such representations and certifications, and when required the Company, the Guarantors and each of their respective subsidiaries have updated all such representations and certifications to the government; (iv) the cost accounting and procurement systems and practices of the Company, the Guarantors and each of their respective subsidiaries are, and for the past five years have been, in compliance with all applicable U.S. Government laws and regulations (including all applicable cost accounting standards); (v) no governmental entity, quasi-governmental entity, prime contractor or subcontractor has notified the Company, the Guarantors or any of their respective subsidiaries, either orally or in writing, that the Company, the Guarantors or any of their respective subsidiaries has breached or violated any applicable law, or any certification, representation, clause, provision or requirement pertaining to any Government Contract or Proposal; (vi) no termination for convenience, termination for default, cure notice, notice of noncompliance, or show cause notice is in effect as of the date hereof pertaining to any Government Contract or Proposal; (vii) none of the Company, the Guarantors or to the knowledge of the Company any of their respective directors, officers or employees or subsidiaries is or has been under administrative, civil or criminal investigation, or indictment or audit by any governmental or quasi-governmental authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal; (viii) to the knowledge of the Company, there are no pending or unresolved audits by the Government (including the DCAA) related to any Government Contracts and Proposals; (ix) none of the Company, the Guarantors or to the knowledge of the Company, any of their respective directors, officers or employees or subsidiaries is or has been suspended or debarred from doing business with any governmental or quasi-governmental entity or is (or was) the subject of a finding of nonresponsibility or ineligibility by any governmental or quasi-governmental entity; (x) none of the Company, the Guarantors or any of their respective subsidiaries has conducted or initiated any internal investigation (or had a reason to conduct or initiate an internal investigation) or made any voluntary or mandatory disclosure to the any governmental or quasi-governmental entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal; and (xi) there are no outstanding or threatened claims, lawsuits or other legal actions against the Company, the Guarantors or any of their respective subsidiaries by any governmental or quasi-governmental entity, or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contracts and Proposals, except in each case covered by clauses (i) through (xi), such as would not individually, or in the aggregate have a Material Adverse Effect.

(aa) Absence of Accounting Issues. A member of each of the Audit Committee and the Target Audit Committee has confirmed to the General Counsel that, except as set forth in the General Disclosure Package, the Audit Committee and the Target Audit Committee are not reviewing or investigating, and neither the Company’s, the Target’s, or the Guarantors’ independent auditors nor their internal auditors have recommended that the Audit Committee or the Target Audit Committee review or investigate, (i) any matter which could result in a restatement of the Company’s, the Target’s or the Guarantors’ financial statements for any annual or interim period during the current or prior three fiscal years; or (ii) any Internal Control Event or Target Internal Control Event.

(bb) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including, to the knowledge of the Company, any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, the Guarantors, any of their respective subsidiaries or to the knowledge of the Company, any of their respective properties that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under the Indenture, this Agreement, the Joinder Agreement, or the Registration Rights Agreement, or which are otherwise material in the context of the sale of the Offered Securities and the Guarantees; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s or the Guarantors’ knowledge, contemplated.

(cc) Financial Statements. The financial statements included in the General Disclosure Package present fairly in all material respects the financial position of the Company, the Guarantors and their respective consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and the assumptions used in preparing the pro forma financial statements included in the General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(dd) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the financial condition, results of operations, business, properties or prospects of (a) to the knowledge of the Company, the Target and its subsidiaries, taken as a whole, and (b) the Company, the Guarantors and their respective subsidiaries, taken as a whole, that is material and adverse; (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company, the Target or the Guarantors on any class of their capital stock and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company, the Target, the Guarantors and their respective subsidiaries.

(ee) Investment Company Act. None of the Company, the Target or any Guarantor is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and neither the Company nor any Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will be an “investment company” as defined in the Investment Company Act.

(ff) Regulations T, U, X. Neither the Company nor any Guarantor nor any their respective subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(gg) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) of the Securities Act (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to the Company or any Guarantor or any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor that it is considering any of the actions described in Section 7(b)(ii) hereof.

(hh) Class of Securities Not Listed. No securities of the same class (within the meaning of Rule 144A(d)(3)) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

(ii) No Registration. The offer and sale of the Offered Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and Regulation S thereunder; and it is not necessary to qualify an indenture in respect of the Offered Securities under the Trust Indenture Act.

(jj) No General Solicitation; No Directed Selling Efforts. Neither the Company, nor any Guarantor, nor any of their respective affiliates, nor any person acting on its or their behalf (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same class or series as the Offered Securities or (ii) has offered or will offer or sell the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S (“Regulation S”) under the Securities Act, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. The Company, the Guarantors, their respective affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Neither the Company nor any Guarantor has entered and neither the Company nor any Guarantor will enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.

(kk) Reporting Status. The Company is subject to Section 13 or 15(d) of the Exchange Act.

(ll) Foreign Corrupt Practices Act and Anti-Money Laundering. The Company, the Guarantors and their respective subsidiaries have instituted and maintain policies designed to ensure continued compliance with each of the laws listed below; in addition, the Company, the Guarantors and their respective subsidiaries, and to their knowledge, each of their officers, directors, affiliates, managers, agents, employees and representatives, have not violated (and will not violate as the result of this offering) the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria

Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.

(mm) OFAC. None of the Company, the Guarantors or, if applicable, their respective affiliates or any of their subsidiaries, directors, officers or employees derives more than 10% of their revenue in the aggregate with the governments of or any person or entity in or is organized under the laws of, or directly or indirectly owned or controlled by the governments of or a person in or organized under the laws of Cuba, Iran, Myanmar (Burma), North Korea, Sudan, Libya or Syria; none of the Company, the Guarantors or, if applicable, their respective affiliates, subsidiaries, directors, officers, employees or agents, is, directly or indirectly, controlled by a person subject to any of the economic sanctions administered by the Swiss State Secretariat for Economic Affairs, the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations, the European Union, HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore and/or the Hong Kong Monetary Authority (all such countries, persons and entities under the preceding clauses (other than the Company, the Guarantors, their respective affiliates and any of their subsidiaries, directors, officers, employees or agents) collectively referred to as “Restricted Parties”). The Company will not use any proceeds it receives from the sale of the Offered Securities to fund any sales to, purchases from, operations or investments in, or any payments to or in favor of Restricted Parties.

(nn) Taxes. The Company, the Guarantors and their respective subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(oo) Insurance. (i) The Company, the Guarantors and their respective subsidiaries are insured and in such amounts as are prudent and customary for the businesses in which they are engaged; (ii) all policies of insurance insuring the Company, the Guarantors or any of their respective subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; (iii) the Company, the Guarantors and their respective subsidiaries are in compliance with the terms of such policies and instruments in all material respects; (iv) there are no material claims by the Company, the Guarantors or any of their respective subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; (v) none of the Company, the Guarantors or any of their respective subsidiaries have been refused any insurance coverage sought or applied for; and (vi) none of the Company, the Guarantors or any of their respective subsidiaries have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a reasonable cost, except as set forth in or contemplated in the General Disclosure Package or except in each case covered by clauses (i) – (vi) such as would not individually or in the aggregate have a Material Adverse Effect.

(pp) Joinder Agreement. The Joinder Agreement, upon consummation of the Acquisition, will have been duly and validly authorized, executed and delivered by the Company and the Additional Guarantors.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the Purchasers and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.5% of the principal amount thereof, the respective principal amounts of Securities set forth opposite the names of the Purchasers in Schedule C hereto.

The Company will deliver against payment of the purchase price the Offered Securities to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global Offered Securities in registered form without interest coupons (the “Regulation S Global Securities”) that will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Offered Securities to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one permanent global Offered Security in definitive form without interest coupons (the “Restricted Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Circular. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Offered Securities, interests in the Regulation S Global Securities may only be held by the DTC participants for Euroclear and Clearstream, Luxembourg. Interests in any permanent global Offered Securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Circular.

Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account designated by the Company and reasonably acceptable to the Purchasers , at 10:00 A.M., (New York time), on June 28, 2011 or at such other time not later than seven full business days thereafter as the Purchasers and the Company determine, such time being herein referred to as the “Closing Date,” against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the 144A Securities. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the office of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, at least 24 hours prior to the Closing Date.

4. Representations by Purchasers; Resale by Purchasers. (a) Each Purchaser severally represents and warrants to the Company and the Guarantors that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(b) Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Offered Securities, and will offer and sell the Offered Securities (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this subsection (b) have the meanings given to them by Regulation S.

(c) Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company and the Guarantors.

(d) Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

(e) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Purchasers severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Offered Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Offered Securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Offered Securities to the public in that Relevant Member State at any time:

(i) to “qualified investors” as defined in the Prospectus Directive; or;

(ii) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive

For the purposes of this provision, the expression an “offer of Offered Securities to the public” in relation to any Offered Securities in any Relevant Member State means the communication in any form and by any means presenting sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe the Offered Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes all amending Directives of the European Parliament and Council thereto and any relevant implementing measure in each Relevant Member State.

(f) Each of the Purchasers severally represents and agrees that:

(i)(A) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (B) it has not offered or sold and will not offer or sell the Offered Securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the acquisition, holding or managing of the Offered Securities would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Company;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

5. Certain Agreements of the Company and each Guarantor. The Company and each Guarantor agrees with the Purchasers:

(a) Amendments and Supplements to Offering Circulars. The Company and the Guarantors will promptly advise the Purchasers of any proposal to amend or supplement the Preliminary or Final Offering Circular and will not effect such amendment or supplementation without the Purchasers’ consent, which consent shall not be unreasonably withheld or delayed. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company and the Guarantors promptly will notify the Purchasers of such event and promptly will prepare and furnish, at its own expense, to the Purchasers at the reasonable request of the Purchasers, an amendment or supplement that will correct such statement or omission. Neither the Purchasers’ consent to, nor their delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7.

(b) Furnishing of Offering Circulars. The Company and the Guarantors will furnish to the Purchasers copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Purchasers reasonably request. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company and the Guarantors will promptly furnish or cause to be furnished to the Purchasers and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.

(c) Blue Sky Qualifications. The Company and the Guarantors will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Purchasers designate and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers, provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state.

(d) Reporting Requirements. For so long as the Offered Securities remain outstanding, the Company will furnish to the Purchasers as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Purchasers as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Purchasers.

(e) Transfer Restrictions. During the period of one year after the Closing Date, the Company will, upon request, furnish to the Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.

(f) No Resales by Affiliates. During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144) to, resell any of the Offered Securities that have been reacquired by any of them.

(g) Investment Company. During the period of two years after the Closing Date, neither the Company nor any Guarantor will be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(h) Payment of Expenses. The Company and the Guarantors will pay all expenses incidental to the performance of their respective obligations under this Agreement, the Indenture, the Joinder Agreement and the Registration Rights Agreement, including but not limited to (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Exchange Securities (as defined in the Registration Rights Agreement), the preparation and printing of this Agreement, the Registration Rights Agreement, the Offered Securities, the Indenture, the Joinder Agreement, the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and as applicable, the Exchange Securities; (iii) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; (iv) any expenses (including fees and disbursements of counsel to the Purchasers) incurred in connection with qualification of the Offered Securities or the Exchange Securities for sale under the laws of such jurisdictions in the United States and Canada as the Purchasers designate and the preparation and printing of memoranda relating thereto, (v) any fees charged by investment rating agencies for the rating of the Securities or the Exchange Securities, (vi ) expenses incurred in distributing the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers and (vii) the fees, expenses and disbursements of counsel to the Purchasers or affiliates required to be paid by the Company pursuant to the Commitment Letter, Fee Letter and Engagement Letter, each dated as of April 3, 2011, which such fees, expenses and disbursements shall be paid to the Purchasers’ counsel by wire transfer in Federal (same day) funds on the Closing Date directly from the net cash proceeds of the sale of the Securities. The Company and the Guarantors will also pay or reimburse the Purchasers (to the extent incurred by them) for reasonable costs and expenses of the Purchasers and the Company’s officers and employees and any other expenses of the Purchasers, the Company and the Guarantors relating to investor presentations on any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s and the Guarantors’ officers and employees and any other expenses of the Company and the Guarantors, including the chartering of airplanes.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Purchaser, except to the extent owed pursuant to the Existing Credit Facilities.

(j) Absence of Manipulation. In connection with the offering, until the Purchasers shall have notified the Company of the completion of the resale of the Offered Securities, neither the Company, the Guarantors nor any of their affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither they nor any of their affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.

(k) Restriction on Sale of Securities. For a period of 120 days after the date hereof, neither the Company nor any Guarantor will, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company or such Guarantor and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any of its Offered Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld. Neither the Company nor any Guarantor will at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Securities.

6. Free Writing Communications. (a) Issuer Free Writing Communications. The Company and each Guarantor represents and agrees that, unless it obtains the prior consent of the Purchasers, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and the other Purchaser, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Communication.

(b) Term Sheets. The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in or is subsequently included in the Final Offering Circular, including by means of a pricing term sheet in the form of Annex A hereto, or (ii) does not contain any material information about the Company or any Guarantor or their securities that was provided by or on behalf of the Company or any Guarantor, it being understood and agreed that the Company and each Guarantor shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) as compared with the information in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package.

7. Conditions of the Obligations of the Purchasers. The obligations of the Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties of the Company and the Guarantors herein (as though made on the Closing Date), to the accuracy of the statements of officers of the Company and the Guarantors made pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Purchasers shall have received letters, dated, respectively, the date hereof on the General Disclosure Package and the Closing Date on the Final Offering Circular, of PricewaterhouseCoopers LLP and KPMG LLP confirming that they are registered public accounting firms and independent public accountants within the meaning of the Securities Laws and in customary form and substance reasonably satisfactory to the purchasers concerning the financial information with respect to the Company and LaBarge, Inc. set forth in the General Disclosure Package and the Final Offering Circular.

(b) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the financial condition, results of operations, business, properties or prospects of (A) the Company, the Initial Guarantors and their respective subsidiaries taken as a whole, (B) the Target and its respective subsidiaries taken as a whole and (C) the Company, the Target, the Guarantors and each of their respective subsidiaries taken as a whole, that, in the reasonable judgment of the Purchasers, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company, the Target or any Guarantor by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or any Guarantor (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company or any Guarantor has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Purchasers, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market, (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company or any Guarantor on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Purchasers, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Purchasers impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(c) Opinion of Counsel for Company and Target. The Purchasers shall have received opinions, dated the Closing Date, of (i) Gibson, Dunn & Crutcher LLP, counsel to the Company and certain Guarantors, (ii) James Heiser, general counsel of the Company, (iii) Balch & Bingham LLP, local counsel to the Company and certain Guarantors, (iv) Kutak Rock LLP, local counsel to the Company and certain Guarantors and (v) Armstrong Teasdale LLP, local counsel to the Target, substantially in the form set forth in Exhibits B-1 through B-5 hereto.

(d) Officer’s Certificate. The Purchasers shall have received certificates, dated the date hereof and the Closing Date, of Joseph Bellino, chief financial officer of the Company, in customary form and substance reasonably satisfactory to the Purchasers concerning certain of the pro forma financial information set forth in the General Disclosure Package and the Final Offering Circular.

(e) Opinion of Counsel for Purchasers. The Purchasers shall have received from Latham & Watkins LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, and with reference to same in the Final Offering Circular, with respect to such matters as the Purchasers may require.

(f) Officers’ Certificate. The Purchasers shall have received certificates, dated the Closing Date, of an executive officer of the Company and the Guarantors and a principal financial or accounting officer of the Company and the Guarantors in which such officers shall state that to the best of their knowledge, the representations and warranties of the Company and the Guarantors in this Agreement are true and correct, that the Company and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the dates of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, results of operations, business, properties or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(g) Credit Facility. Substantially concurrently with the issue and sale of the Offered Securities, the Company and the Guarantors, as applicable, shall have entered into the Credit Facility and the Purchasers shall have received documents and agreements entered into and received thereunder in form and substance reasonably satisfactory to the Purchasers;

(h) Repayment of Existing Credit Facilities. Substantially concurrently with the issue and sale of the Offered Securities, the Existing Credit Facilities shall have been repaid in full and the Company and the Guarantors shall have been released from all of their obligations thereunder, and the Purchasers shall have been furnished with documentation evidencing such repayment and release in form and substance reasonably satisfactory to the Purchasers.

(i) Consummation of the Acquisition. Substantially concurrently with the issue and sale of the Offered Securities, the Acquisition shall have been consummated as described in the Pricing Disclosure Package, and the Purchasers shall have received documentation evidencing such consummation in form and substance reasonably satisfactory to the Purchasers.

(j) Joinder Agreement. Substantially concurrently with the issue and sale of the Offered Securities, the Additional Guarantors shall have entered into the Joinder Agreement and the Initial Purchasers shall have received counterparts, conformed as executed, thereof.

Documents described as being “in the agreed form” are documents that are in the forms initialed for the purpose of identification by Latham & Watkins LLP, copies of which are held by the Company, the Guarantors and the Purchasers, with such changes as the Purchasers may approve.

The Company and the Guarantors will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder.

8. Indemnification and Contribution. (a) Indemnification of Purchasers. The Company and the Guarantors will indemnify and hold harmless each Purchaser, its officers, employees, agents, partners, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication (including with limitation, any Supplemental Marketing Material), or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto) whether threatened or commenced and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.

(b) Indemnification of Company. Each Purchaser will severally and not jointly indemnify and hold harmless each of the Company, the Guarantors, each of their respective directors and each of their respective officers, employees, agents partners, members and each person, if any, who controls the Company or such Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Purchaser Indemnified Party is a party thereto) whether threatened or commenced based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by the Purchasers consists of the following information in the Preliminary and Final Offering Circular furnished on behalf of each Purchaser: under the caption “Plan of Distribution,” the second sentence of the 17th paragraph and the 18th paragraph; provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Purchasers. If any Purchaser defaults in its obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Purchaser agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, the non defaulting Purchaser may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including the non defaulting Purchaser, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase. If either Purchaser so defaults and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to the non defaulting Purchaser and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or their respective officers and of the Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Purchasers is not consummated, the Company and the Guarantors shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company, the Guarantors and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(b), the Company and the Guarantors will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

11. Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to the Purchasers, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, or, if sent to the Company or the Guarantors, will be mailed, delivered or telegraphed and confirmed to it at Ducommun Incorporated, 23301 Wilmington Avenue, Carson, California 90745-6209, Attention: General Counsel; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Purchaser.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified parties referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

14. Absence of Fiduciary Relationship. The Company and the Guarantors acknowledges and agree that:

(a) No Other Relationship. The Purchasers have been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Guarantors and the Purchasers has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary or Final Offering Circular, irrespective of whether the Purchasers have advised or are advising the Company or the Guarantors on other matters;

(b) Arm’s-Length Negotiations. The purchase price of the Offered Securities set forth in this Agreement was established by the Company and the Guarantors following discussions and arms-length negotiations with the Purchasers and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has and the Guarantors have been advised that the Purchasers and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Guarantors and that the Purchasers have no obligation to disclose such interests and transactions to the Company or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company and the Guarantors waive, to the fullest extent permitted by law, any claims it may have against the Purchasers for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Purchasers shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company or the Guarantors.

15. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

[Remainder of Page Intentionally Blank]

If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Guarantors and the Purchasers in accordance with its terms.

Very truly yours,

DUCOMMUN INCORPORATED

By:	/s/ Anthony J. Reardon
Name: Anthony J. Reardon
Title: Chief Executive Officer and President

CMP DISPLAY SYSTEMS, INC.
COMPOSITE STRUCTURES, LLC
DUCOMMUN AEROSTRUCTURES, INC.
DUCOMMUN TECHNOLOGIES, INC.
DUCOMMUN AEROSTRUCTURES MEXICO, LLC
DUCOMMUN AEROSTRUCTURES NEW YORK, INC.

By:	/s/ Anthony J. Reardon
Name: Anthony J. Reardon
Title: President

MILTEC CORPORATION

By:	/s/ Anthony J. Reardon
Name: Anthony J. Reardon
Title: CEO

[Signature Page to Purchase Agreement]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Michael Speller
Name: Michael Speller
Title: Managing Director

[Signature Page to Purchase Agreement]

UBS SECURITIES LLC

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Executive Director

By:	/s/ James Boland
Name: James Boland
Title: Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE A

Issuer Free Writing Communications (included in the General Disclosure Package)

1. Final term sheet, dated June 23, 2011, a copy of which is attached hereto as Exhibit A-1.

Exhibit A-1

Pricing Term Sheet

(See Attached)

Pricing Term Sheet

Dated June 23, 2011

Ducommun Incorporated

$200,000,000

9.750% Senior Notes due 2018

This summary pricing term sheet relates only to the securities described below and should only be read together with Ducommun Incorporated’s Preliminary Confidential Offering Circular (the “Preliminary Offering Circular”), dated June 20, 2011, relating to these securities and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular and is otherwise qualified in its entirety by reference to the Preliminary Offering Circular.

Capitalized terms not defined herein have the meanings assigned to them in the Preliminary Offering Circular.

Issuer:	Ducommun Incorporated

Securities:	9.750% Senior Notes due 2018 (the “Notes”)

Maturity:	July 15, 2018

Interest Payment Dates:	July 15 and January 15 of each year, commencing January 15, 2012

Record Dates:	July 1 and January 1

Face Amount:	$200,000,000

Gross Proceeds:	$200,000,000

Coupon:	9.750% per annum

Price to Public:	100.000%

Yield to Maturity:	9.750%

Spread to Benchmark Treasury:	+ 758 basis points

Benchmark Treasury:	2.375% UST due May 31, 2018

Ratings (Moody’s/S&P)[1]	B3 / B-

Equity Claw:	Prior to July 15, 2014 up to 35% at 109.750% of the
aggregate principal amount, plus accrued and unpaid
interest, if any, to the redemption date

[1]

A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

Optional Redemption:	On or after July 15, 2015 at the prices set forth below for the years beginning on the dates set forth below, plus accrued interest to the redemption date:

2015	104.875%
2016	102.438%
2017 and thereafter	100.000%

Make Whole Premium:	Based on treasuries plus 50 basis points prior to July 15, 2015

Settlement:	June 28, 2011 (T+3)

Distribution:	144A / Reg S (with registration rights as described in the Preliminary Offering Circular)

CUSIP/ISIN:	144A Note:
CUSIP: 264147AB5
ISIN: US264147AB52

Reg S Note:
CUSIP: U26479AA0
ISIN: USU26479AA08

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
UBS Securities LLC

ADDITIONAL INFORMATION:

Change to Description of Notes

Clause (7) of the definition of Permitted Liens on page 156 of the Preliminary Offering Circular is hereby replaced in its entirety with the following: “(7) Liens existing on the date of the Indenture (other than Liens securing Indebtedness incurred pursuant to clause (b)(1) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”) and any replacement Lien, so long as such replacement Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the existing Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);”

Recent Developments

We hereby provide the following update with respect to the Missouri consolidated actions discussed on page 107 of the Preliminary Offering Circular:

On June 20, 2011, the Missouri Court denied plaintiffs’ motion for reconsideration and reaffirmed the Court’s stay.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering. Please refer to the Preliminary Offering Circular for a complete description.

This communication is being distributed in the United States solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act of 1933, and outside the United States solely to non-U.S. persons as defined under Regulation S.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Copies of the Preliminary Offering Circular can be obtained from your Credit Suisse sales person or Credit Suisse Securities (USA) LLC One Madison Avenue, New York, NY 10010 Attention: Prospectus Dept.

SCHEDULE B

Currently Existing Subsidiaries of the Company

CMP Display Systems, Inc.

Composite Structures, LLC

Ducommun AeroStructures, Inc.

Ducommun Technologies, Inc.

Ducommun Technologies (Thailand) Ltd.

Ducommun AeroStructures Mexico, LLC

Miltec Corporation

Ducommun AeroStructures New York, Inc.

Currently Existing Subsidiaries of the Target

LaBarge/STC, Inc.

LaBarge Electronics, Inc.

LaBarge Acquisition Company, Inc.

SCHEDULE C

Manager	Principal Amount of Offered Securities
Credit Suisse Securities (USA) LLC	$100,000,000
UBS Securities LLC	$100,000,000

Total	$200,000,000

EXHIBIT A

Form of Joinder Agreement

(See Attached)

Joinder Agreement

June 28, 2011

CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

and

UBS SECURITIES LLC

299 Park Avenue

New York, New York 10171

Ladies and Gentlemen:

Reference is made to the purchase agreement (the “Purchase Agreement”), dated as of June 23, 2011, initially by and among Ducommun Incorporated (the “Company”), the guarantors named therein and Credit Suisse Securities (USA) LLC and UBS Securities LLC (the “Purchasers”), concerning the purchase of the Offered Securities (as defined in the Purchase Agreement) by the Purchasers from the Company. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Purchase Agreement.

Each of the parties hereto agree that this letter agreement is being executed and delivered in connection with the issue and sale of the Offered Securities pursuant to the Purchase Agreement and to induce the Purchasers to purchase the Offered Securities thereunder.

1. Joinder. Each of the parties hereto hereby agrees to be bound by the terms, conditions, covenants, agreements, representations, warranties, acknowledgements and other provisions of the Purchase Agreement with all attendant rights, duties and obligations stated therein (including without limitation, the obligations of an indemnifying party thereunder), with the same force and effect as if originally named therein, as a Guarantor, and, as if such party executed the Purchase Agreement on the date thereof.

2. Representations, Warranties and Agreements. Each of the parties hereto represents and warrants to, and agrees with, the Purchasers on and as of the date hereof that:

(a) it has corporate power and authority to execute, deliver and perform its obligations under this letter agreement, and all corporate action required to be taken by it for the due and proper authorization, execution, delivery and performance of this letter agreement and the consummation of the transactions contemplated hereby has been duly and validly taken; this letter agreement has been duly authorized, executed and delivered by such party; and

(b) the representations, warranties and agreements of such party set forth in the Purchase Agreement are true and correct on and as of the date hereof.

3. Full Force and Effect of Purchase Agreement. This letter agreement does not cancel, extinguish, limit or otherwise adversely affect any right or obligation of the parties under the Purchase Agreement. The parties hereto acknowledge and agree that all of the provisions of the Purchase Agreement shall remain in full force and effect.

4. REPRESENTATIONS AND INDEMNITIES TO SURVIVE. THE RESPECTIVE AGREEMENTS, REPRESENTATIONS, WARRANTIES, AND OTHER STATEMENTS OF THE COMPANY OR ITS OFFICERS AND OF THE PURCHASERS SET FORTH IN OR MADE PURSUANT TO THIS LETTER AGREEMENT WILL REMAIN IN FULL FORCE AND EFFECT, REGARDLESS OF ANY INVESTIGATION MADE BY OR ON BEHALF OF THE PURCHASERS OR THE COMPANY, AND WILL SURVIVE DELIVERY OF AND PAYMENT FOR THE OFFERED SECURITIES.

5. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this letter agreement.

6. Counterparts. This letter agreement may be signed in one or more counterparts (which may be delivered in original form or telecopier), each of which when so executed shall constitute an original and all of which together shall constitute one and the same instrument.

7. Amendments. No amendment or waiver of any provision of this letter agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

8. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please indicate your acceptance of this letter agreement by signing in the space provided below, whereupon this letter agreement will become a binding agreement among you and the Purchasers in accordance with its terms as of the date first written above.

Very truly yours,

DUCOMMUN LABARGE TECHNOLOGIES, INC. (DE)

By:
Name:
Title:

LABARGE ELECTRONICS, INC.

By:
Name:
Title:

LABARGE/STC, INC.

By:
Name:
Title:

LABARGE ACQUISITION COMPANY, INC.

By:
Name:
Title:

Accepted and agreed to as of the date first above written:

By:	Credit Suisse Securities (USA) LLC

By:
Name: Title:

By:	UBS Securities LLC

By:
Name: Title:

By:
Name: Title:

Accepted and agreed to as of the date first above written:

DUCOMMUN INCORPORATED

By:
Name: Title:

CMP DISPLAY SYSTEMS, INC.

COMPOSITE STRUCTURES, LLC

DUCOMMUN AEROSTRUCTURES, INC.

DUCOMMUN TECHNOLOGIES, INC.

DUCOMMUN AEROSTRUCTURES MEXICO, LLC

MILTEC CORPORATION

DUCOMMUN AEROSTRUCTURES NEW YORK, INC

By:
Name:
Title:

EXHIBIT B-1

Form of Opinion of Gibson, Dunn & Crutcher LLP

Set forth below are the proposed opinions to be included in the proposed form of opinion of Gibson, Dunn & Crutcher LLP. This Exhibit B-1 will be replaced with the actual form of opinion and it is our intent to negotiate the form of such opinion in its entirety (including the assumptions, qualifications and limitations to be contained therein).

1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

2. Each Specified Guarantor is a validly existing corporation or limited liability company, as applicable in good standing under the laws of the jurisdiction of formation set forth following its name on Annex A.

3. Each of the Company and the Specified Guarantors has all requisite corporate or limited liability company power, as applicable, to own its properties and conduct its business as described in the Pricing Disclosure Package and the Final Offering Circular and to execute and deliver the Note Documents to which it is a party and perform its obligations thereunder.

4. The execution and delivery by each of the Company and the Specified Guarantors of the Note Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate or limited liability company action, as applicable. Each of the Closing Date Note Documents has been duly executed and delivered by the Company and the Specified Guarantors party thereto.

5. Each of the Indenture and the Registration Rights Agreement constitutes a legal, valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their respective terms.

6. The execution, delivery and performance of the Notes have been duly authorized by all necessary corporate action on the part of the Company. The Notes, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers in accordance with the terms of the Purchase Agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Notes in accordance with the provisions of the Registration Rights Agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

7. The execution, delivery and performance of the Notes and the Guarantees endorsed thereon have been duly authorized by all necessary corporate action on the part of the Specified Guarantors. When the Notes and the Guarantees endorsed thereon have been duly authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers in accordance with the terms of the Purchase Agreement, the Guarantee of each Guarantor will be a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms. The execution, delivery and performance of the Exchange Notes and the Exchange Note Guarantees endorsed thereon have been duly authorized by all necessary corporate action on the part of the Specified Guarantors. When the Exchange Notes and the Exchange Note Guarantees endorsed thereon have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Notes and the Guarantees in accordance with the provisions of the Registration Rights Agreement, the Exchange Note Guarantee of each Guarantor will be a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

8. The execution and delivery by the Company of the Merger Agreement and the Company and the Guarantors of the Closing Date Note Documents to which it is a party, the performance of its obligations thereunder, and the issuance and sale by the Company and the Specified Guarantors of the Notes and the Guarantees to the Purchasers: (i) do not and will not violate the charter or bylaws or other constitutive documents of the Company or any of the Specified Guarantors; (ii) do not and will not (A) result in a material breach of or default under or (B) result in or require the creation or imposition of any lien or encumbrance upon any assets of such obligor under, any agreement to which the Company or any Specified Guarantor is a party that is identified to us in a certificate of the Company and the Guarantors as being material to the Company and its subsidiaries taken as a whole, which agreements are listed on Annex B; (iii) do not and will not violate any order, judgment or decree of any court or other agency of government identified to us in a certificate of the Company and the Specified Guarantors as constituting all orders, judgments or decrees that are material to the Company and its subsidiaries taken as a whole and that are binding on the Company or any of the Specified Guarantors, each of which orders, judgments and decrees is listed on Annex C; and (iv) do not and will not (A) violate, or (except as contemplated by the Registration Rights Agreement) require any filing with or approval of any governmental authority or regulatory body of the State of New York or California or the United States of America under, any law or regulation currently in effect of the State of New York or California or the United States of America applicable to the Company or any of the Specified Guarantors that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Purchase Agreement, or (B) violate, or require any filing with or approval of any governmental authority or regulatory body of the State of Delaware under, the Delaware General Corporation Law or the Delaware Limited Liability Company Act.

9. Assuming the accuracy of the representations and warranties of the Company, the Guarantors and the Purchasers and compliance by them with their agreements contained in the Purchase Agreement, no registration of the Notes or Guarantees under the Securities Act, and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is required for the sale and delivery of the Notes to the Purchasers on the date hereof or for resales by the Purchasers in the manner contemplated by the Purchase Agreement, the Pricing Disclosure Package and the Final Offering Circular, issued in connection with the offer and sale of the Notes, it being understood that we express no opinion as to any subsequent resale of the Notes or Guarantees.

10. Neither the Company nor any Guarantor is, or will be giving effect to the sale of the Notes and the use of proceeds therefrom as described in the Pricing Disclosure Package and the Final Offering Circular, an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). For purposes of this paragraph 10, the term “investment company” has the meaning ascribed to such term in the Investment Company Act.

11. Insofar as the statements in the Pricing Disclosure Package and the Final Offering Circular under the caption “Description of the Notes” purport to describe specific provisions of the Notes or the other Closing Date Note Documents, such statements present in all material respects an accurate summary of such provisions.

12. To the extent that the statements in the Pricing Disclosure Package and the Final Offering Circular under the caption “Material U.S. Federal Income Tax Considerations,” purport to describe specific provisions of the Internal Revenue Code of 1986, as amended, or the rules and regulations thereunder, such statements present in all material respects an accurate summary of such provisions.

13. Insofar as the statements in the Pricing Disclosure Package and the Final Offering Circular purport to describe specific provisions of the Notes, the Guarantees and the Indenture, such statements present in all material respects an accurate summary of such provisions.

14. To the best of our knowledge, the statements in the Pricing Disclosure Package and the Final Offering Circular under the caption “Business – Legal Proceedings – Litigation Related to the Merger” provide a fair summary of the matters described as of the date of the Pricing Disclosure Package and the Final Offering Circular and do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, misleading.

EXHIBIT B-2

Form of Opinion of General Counsel to the Company

Set forth below are the proposed opinions to be included in the proposed form of opinion of James Heiser, the General Counsel of the Company. This Exhibit B-2 will be replaced with the actual form of opinion and it is our intent to negotiate the form of such opinion in its entirety (including the assumptions, qualifications and limitations to be contained therein).

(a)	To my knowledge, the statements set forth in the Pricing Disclosure Package and the Final Offering Circular under the heading “Business – Legal Proceedings – Ducommun” do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)	Except as disclosed in the Pricing Disclosure Package and the Final Offering Circular, to my knowledge, the Company is not party to any pending legal proceeding, or legal proceeding that has been overtly threatened in writing, to which the Company or any Specified Subsidiary is a party, or to which the property of the Company or any Specified Subsidiary is subject, before or brought by any Governmental Entity, that if resolved against the Company as of the date hereof, would result in a Material Adverse Effect, or, if resolved against the Company as of the date hereof, would materially and adversely affect the properties or assets thereof or materially and adversely affect the consummation of the transactions contemplated in the Pricing Disclosure Package and the Final Offering Circular or materially and adversely affect the performance by the Company of its obligations under the Transaction Documents.

(c)	To my knowledge, neither the Company nor any of its Specified Subsidiaries is in violation of its corporate charter, by-laws or other constitutive documents, except in each such case for violations or breaches as would not, either individually or in the aggregate, result in a Material Adverse Effect.

EXHIBIT B-3

Form of Opinion of Balch & Bingham LLP

Set forth below are the proposed opinions to be included in the proposed form of opinion of Balch & Bingham LLP. This Exhibit B-3 will be replaced with the actual form of opinion and it is our intent to negotiate the form of such opinion in its entirety (including the assumptions, qualifications and limitations to be contained therein).

1. Based solely upon the certificate from the Alabama Secretary of State attached hereto as Exhibit 1, Miltec is a corporation organized, validly existing and in good standing under the laws of the State of Alabama.

2. Miltec has the requisite corporate power and authority to execute, deliver and perform its obligations under the Purchase Agreement.

3. Miltec has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture.

4. Miltec has the requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement.

5. Based solely on the Certificate, the Purchase Agreement has been validly authorized, executed and delivered by Miltec.

6. Based solely on the Certificate, the Indenture has been validly authorized, executed and delivered by Miltec.

7. Based solely on the Certificate, the Registration Rights Agreement has been validly authorized, executed and delivered by Miltec.

8. Neither the execution, delivery or performance of the Transaction Documents, the compliance by Miltec with the provisions of the Transaction Documents, nor consummation by Miltec of any of the transactions contemplated by the Transaction Documents, (a) will result in a violation of the Organizational Documents, (b) result in a default by Miltec under any agreement or instrument listed in Schedule I hereto, (c) violates or will violate any Alabama law, statute, rule or regulation applicable to Miltec or any judgment, decree or order known to us and applicable to Miltec of any Alabama court or governmental agency, body or authority having jurisdiction over Miltec or any of its properties or assets.

9. No registration with, consent or approval of, or notice to, or other action to, with, or by, any Federal or Alabama governmental body or regulatory body by or on behalf of Miltec is required under matters of law solely on such internal law of the state of Alabama and such Federal law that, in each case in our experience, is normally applicable both to entities that are not engaged in regulated business activities and to transactions of the type contemplated by the Transaction Documents and to the parties thereto, without our having made any special investigation concerning any other law, rule, or regulation make valid and legally binding the execution and delivery by Miltec of the Transaction Documents and the performance by Miltec of the payment obligations therein.

EXHIBIT B-4

Form of Opinion of Kutak Rock LLP

Set forth below are the proposed opinions to be included in the proposed form of opinion of Kutak Rock LLP. This Exhibit B-4 will be replaced with the actual form of opinion and it is our intent to negotiate the form of such opinion in its entirety (including the assumptions, qualifications and limitations to be contained therein).

1.1 DTI is a corporation duly organized, validly existing and in good standing under the laws of Arizona.

1.2 DTI has the requisite corporate power and corporate authority to: (i) own and operate its properties and assets; (ii) carry out its business as such business is currently being conducted; and (iii) execute and deliver the Purchase Documents.

1.3 The execution, delivery, and performance of the Purchase Documents by DTI have been duly authorized by all requisite corporate action on the part of DTI.

1.4 The Purchase Documents have been duly executed and delivered by DTI.

1.5 Based solely upon our knowledge, no consent, approval, authorization, or other action by, or filing with, any federal, state, or local governmental authority is required in connection with the execution and delivery by DTI of the Purchase Documents and consummation of the Transaction by DTI.

1.6 Based solely upon our knowledge, the execution and delivery of the Purchase Documents by DTI will not violate any applicable law, rule or regulation affecting DTI.

EXHIBIT B-5

Form of Opinion of Armstrong Teasdale LLP

Set forth below are the proposed opinions to be included in the proposed form of opinion of Armstrong Teasdale LLP. This Exhibit B-5 will be replaced with the actual form of opinion and it is our intent to negotiate the form of such opinion in its entirety (including the assumptions, qualifications and limitations to be contained therein).

1. Each Additional Guarantor (a) is duly organized and validly existing under the laws of the State of its organization and in good standing in such State, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property.

2. The execution, delivery and performance of the Joinder Agreement to be entered into by each Additional Guarantor and the transactions contemplated thereby are within such Additional Guarantor’s corporate powers and have been duly authorized by all necessary action on the part of such Additional Guarantor. The Joinder Agreement has been duly executed and delivered by each Additional Guarantor.

3. The execution, delivery and performance of the Indenture by each Additional Guarantor and the transactions contemplated thereby are within such Additional Guarantor’s corporate powers and have been duly authorized by all necessary action on the part of such Additional Guarantor. The Indenture has been duly executed and delivered by each Additional Guarantor.

4. The execution, delivery and performance of the Registration Rights Agreement by each Additional Guarantor and the transactions contemplated thereby are within such Additional Guarantor’s corporate powers and have been duly authorized by all necessary action on the part of such Additional Guarantor. The Registration Rights Agreement has been duly executed and delivered by each Additional Guarantor.

5. The execution, delivery and performance of the Joinder Agreement and consummation of the transactions contemplated thereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State of any Additional Guarantor’s organization, (b) will not violate the Organizational Documents of any Additional Guarantor and (c) will not violate any law, statute, rule or regulation of the State or any judgment, decree or order of any Governmental Authority of such State known to us to be applicable to any Additional Guarantor.

6. The execution, delivery and performance of the Indenture and consummation of the transactions contemplated thereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State of any Additional Guarantor’s organization, (b) will not violate the Organizational Documents of any Additional Guarantor and (c) will not violate any law, statute, rule or regulation of the State or any judgment, decree or order of any Governmental Authority of such State known to us to be applicable to any Additional Guarantor.

7. The execution, delivery and performance of the Registration Rights Agreement and consummation of the transactions contemplated thereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State of any Additional Guarantor’s organization, (b) will not violate the Organizational Documents of any Additional Guarantor and (c) will not violate any law, statute, rule or regulation of the State or any judgment, decree or order of any Governmental Authority of such State known to us to be applicable to any Additional Guarantor.

8. The statements in the Pricing Disclosure Package and the Final Offering Circular under the caption “Business – Legal Proceedings – LaBarge” provide a fair summary of the matters described as of the date of the Pricing Disclosure Package and the Final Offering Circular and do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, misleading. The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions.